Exhibit 10.1

TRANSITION AGREEMENT
This Transition Agreement (the “Agreement”) is entered into as of March 14, 2016 (the “Effective Date”), by and between ALLEN J. CARLSON, an individual residing in Sarasota County, Florida (“Carlson”) and SUN HYDRAULICS CORPORATION (the “Company”), a Florida corporation.
W I T N E S S E T H:
WHEREAS, Carlson has expressed his desire to transition his role with the Company as a full-time employee on March 31, 2016; and
WHEREAS, the Company and Carlson have agreed upon the terms for an orderly transition and the continuation of certain services by Carlson, as hereinafter set forth;
NOW, THEREFORE, in consideration of the mutual agreements contained herein, the parties hereto, intending to be legally bound hereby, agree as follows:
1.    Service as President and CEO.
A.    Beginning on the Effective Date, and continuing through March 31, 2016, Carlson will continue to serve as the Company’s President and Chief Executive Officer and to receive his current compensation and benefits. Carlson will submit his resignation as President and Chief Executive Officer to the Company’s Secretary at the close of business on March 31, 2016. Notwithstanding the foregoing, the Company shall have the right to terminate Carlson for Cause.
B.    Termination of employment by the Company shall be deemed “for Cause” if it results from (a) the willful and continued failure by Carlson substantially to perform his reasonably assigned employment duties or regular failure to follow the specific directives of the Board of Directors (the “Board”) (in either case other than a failure resulting from his incapacity due to Disability), after written demand for substantial performance, that specifically identifies the manner in which the Company believes Carlson has not substantially performed his duties, is delivered by the Company to Carlson; or (b) the willful engaging by Carlson in misconduct which is materially injurious to the Company, monetarily or otherwise. For purposes of this Section 1, no act, or failure to act, on Carlson’s part shall be considered “willful” unless done, or omitted to be done, intentionally, and without a reasonable belief that his action or omission was in the best interest of the Company. Notwithstanding the foregoing, Carlson shall not be deemed to have been terminated for Cause hereunder without (i) reasonable advance written notice setting forth the reasons for the Company’s intention to terminate for Cause, (ii) a reasonable opportunity for Carlson to cure any such breach during the 30-day period after receipt of such notice, and (iii) an opportunity at any reasonable time during the 30-day period after Carlson’s receipt of such notice, for Carlson, together with his counsel, to be heard before the Board.
C.    If Carlson is terminated for Cause, he shall be entitled only to his salary and benefits through the date of such termination.
2.    Transition Period. From and after April 1, 2016, or, if earlier, on the date of his termination for Cause, Carlson will perform transition services as requested by the Company’s Board or its Chief Executive Officer and receive the compensation set forth in Exhibit A attached hereto and incorporated herein. The parties agree that such services will be nominal and primarily require information exchanges, introductions to third parties and responses to other requests that can generally be handled remotely by Carlson. Such services are in addition to Carlson’s duties and obligations as a member of the Company’s Board.
3.    Restricted Stock Award. Provided that Carlson has complied with his obligations hereunder, the Company will grant to Carlson on April 1, 2016, 35,000 restricted shares of Company common stock, the restrictions of which will lapse on April 1, 2017 (the “Restricted Shares”).
4.    Restrictive Covenants. Carlson acknowledges and recognizes the highly competitive nature of the Company’s business and, in consideration of his continued employment and compensation by the Company during and following his termination of employment, Carlson agrees to the following:
A.    From the Effective Date through April 1, 2017 (the “Restricted Period”), anywhere in the world (the “Restricted Area”), Carlson will not, individually or in conjunction with others, directly or indirectly, engage in any Competitive Business Activities (as hereinafter defined) other than on behalf of the Company, unless specifically agreed to in writing by the Company, and as agreed by the Company and Carlson, whether on a full-time or on a part-time basis, whether as an officer, director, proprietor, employee, partner, independent contractor, investor (other than as a holder of less than five percent (5%) of the outstanding capital stock of a publicly traded corporation), consultant, advisor, agent or otherwise. “Competitive Business Activities” shall be deemed to mean the provision of services, directly or indirectly, for or on behalf of any of the following Persons:
1.    the hydraulics divisions and subsidiaries and their affiliated group entities of Daman, Danfoss, Delta Power/TechNord, Deltrol, Eaton, Hawe, Hydac, Hydraforce, Parker, Rexroth, Valvoil, Wandfluh and Winner;
2.    any Person that has served at any time subsequent to April 1, 2011, as a distribution or channel partner of the Company; and
3.    any Person that has served at any time subsequent to April 1, 2011, as a supplier of materials to the Company.
“Person” shall be deemed to mean and include natural persons, partnerships, corporations, limited liability companies, professional associations or other organizations or entities; and, with respect to a non-natural person, its subsidiaries and controlled affiliates.
B.    During the Restricted Period and within the Restricted Area, Carlson will not, directly or indirectly, compete with the Company by soliciting, inducing or influencing any of the Company’s Customers which have a business relationship with the Company at any time during the Restricted Period to discontinue or reduce the extent of such relationship with the Company. The Company’s “Customers” shall be deemed to be any Person, including without limitation distributors, value-added resellers, original equipment manufacturers, and other fluid power companies, for whom or for which the Company (i) at the time of termination or expiration of this

Agreement sells hydraulic cartridges valves, manifolds or fluid power systems; and (ii) any time during the twelve (12) months period preceding termination of Carlson’s employment or expiration of this Agreement has sold hydraulic cartridges valves, manifolds or fluid power systems.
C.    During the Restricted Period and within the Restricted Area, Carlson will not, directly or indirectly, for or on behalf of himself or any other Person, (a) recruit, solicit or otherwise influence any employee of the Company to discontinue such employment relationship with the Company, or (b) employ or seek to employ, or cause or permit to be employed any person who is then (or was at any time within six (6) months prior to the date Carlson employs or seeks to employ such person) an employee of the Company. For purposes of this Section 4.C., “employ” shall be deemed to mean to engage or permit to be engaged, whether as a legal employee or as an independent contractor.
D.    During the Restricted Period, Carlson will not interfere with, disrupt or attempt to disrupt any past, present or prospective relationship, contractual or otherwise, between the Company and any Company Customer, employee or agent.
5.    Non-Disclosure of Information. Carlson acknowledges that the Company’s trade secrets; private or secret procedures; methods and ideas; market research data or analyses and marketing plans; fees, costs and pricing structures; customer lists and information concerning the Company’s products, services, training methods, development, technical information, marketing activities and procedures, and corporate strategies, credit, financial and other data concerning the Company’s Customers, as they exist from time to time; and other information, observations and data obtained by Carlson while employed by the Company concerning the Company’s business, products, services and business relationships; and all similar and related information in whatever form (“Proprietary Information”) are valuable, special and unique assets of the Company, access to and knowledge of which are essential to the performance by Carlson of his employment with the Company. In light of the highly competitive nature of the industry in which the Company’s business is conducted, Carlson agrees that all Proprietary Information, heretofore or in the future obtained by him as a result of his association with the Company shall be considered confidential.
In recognition of this fact, Carlson agrees that Carlson will never use or disclose any such Proprietary Information for Carlson’s own purposes or for the benefit of any person or other entity or organization (except the Company) under any circumstances unless such Proprietary Information has been publicly disclosed generally or, unless upon written advice of legal counsel reasonably satisfactory to the Company, Carlson is legally required to disclose such Proprietary Information. Documents (as hereinafter defined) prepared by Carlson or that come into Carlson’s possession during Carlson’s association with the Company are and remain the property of the Company, and when this Agreement terminates, such Documents shall be returned to the Company at its principal place of business and herein noted.
“Documents” shall mean all original written, recorded, or graphic matters whatsoever, and any and all copies thereof, including, but not limited to: papers; books; records; tangible things; correspondence; e-mail, telecopy and telex messages; memoranda; work‑papers; reports; statements; summaries; analyses; evaluations; Customer records and information; agreements; agendas; advertisements; manuals; brochures; publications; directories; industry lists; schedules; price lists; Customer lists; statistical records; training manuals; computer printouts; books of account, records and invoices reflecting business operations; all things similar to any of the foregoing however denominated. In all cases where originals are not available, the term “Documents” shall also mean identical copies of original documents or non‑identical copies thereof.
6.    Non-Disparagement. Except as otherwise required by law, Carlson will not make, publish, or disseminate any derogatory statements or comments about the Company or any of its subsidiaries and affiliated entities, or any of their past or present officers or directors, or take any action which a reasonable person would expect would impair the good will, business reputation, or good name of any of them.
7.    Independent Obligations. It is understood by and between the parties hereto that the foregoing covenants by Carlson contained in Paragraphs 4 and 5 of this Agreement shall be construed to be agreements independent of any other element of Carlson’s employment with the Company. The existence of any claim or cause of action, whether predicated on any other provision in this Agreement, or otherwise, as a result of the relationship between the parties shall not constitute a defense to the enforcement of the covenants in this Agreement against Carlson, and the Company’s breach of any term of this Agreement or any other obligation does not waive or release Carlson from the restrictions contained in Paragraphs 4 and 5.
8.    Remedies.
A.    Carlson acknowledges and agrees that the Company’s remedy at law for a breach or threatened breach of any of the provisions of Paragraphs 4 or 5 herein would be inadequate and the breach shall be per se deemed as causing irreparable harm to the Company. In recognition of this fact, in the event of a breach by Carlson of any of the provisions of Paragraphs 4 or 5, Carlson agrees that, in addition to any remedy at law available to the Company, including, but not limited to monetary damages, the Company, without posting any bond, shall be entitled to obtain, and Carlson agrees not to oppose the Company’s request for equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available to the Company.
B.    Carlson acknowledges that the granting of a temporary injunction, temporary restraining order or permanent injunction merely prohibiting the use of Proprietary Information would not be an adequate remedy upon breach or threatened breach of Paragraph 5 and consequently agrees, upon proof of any such breach, to the granting of injunctive relief prohibiting any form of competition with the Company. Nothing herein contained shall be construed as prohibiting the Company from pursuing any other remedies available to it for such breach or threatened breach.
9.    General Release. On March 31, 2016, or, if earlier, on the date of his termination for Cause, Carlson will execute and return to the Company a General Release in the form of Exhibit B attached hereto and incorporated herein.
10.    Assumption of Agreement. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree in writing to perform this Agreement. Failure of the Company to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and, provided that Carlson has complied with and is not in breach of his obligations under this Agreement, (i) Carlson shall be entitled to immediate payment in an amount equal to the product of (A) $43,000, and (B) the number of months remaining in the Transition Services Period; and (ii) all forfeiture provisions relating to, and restrictions upon transfer of the Restricted Shares shall immediately lapse. As used in this Section 10, “Company” shall mean the Company as herein above defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law or otherwise; and the date on which any such succession becomes effective shall be deemed to be the date on which Carlson shall receive the compensation and benefits described herein from the Company.
11.    Waiver. Unless agreed in writing, the failure of either party, at any time, to require performance by the other of any provisions hereunder shall not affect its right thereafter to enforce the same, nor shall a waiver by either party of any breach of any provision hereof be taken or held to be a waiver of any other preceding or succeeding breach of any term or provision of this Agreement. No extension of time for the performance of any obligation or act shall be deemed to be an extension of time for the performance of any other obligation or act hereunder.
12.    Mediation. The Company and Carlson agree that, prior to bringing any lawsuit or otherwise formally asserting a claim in any proceeding, they will attempt in good faith to resolve their dispute through mediation (“Mediation”) in Sarasota County, Florida, before a single mediator selected by the party asserting the claim, subject to the reasonable consent of the party against whom the claim is asserted. The Company shall be represented at the Mediation by an officer of the Company with full authority to agree to the resolution of the dispute. Florida law will be used for purposes of determining the obligations of the Parties and interpreting this Agreement at the Mediation. The mediator’s fees, and any costs and expenses of the mediator, will be borne equally by the Company and Carlson.
13.    Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision, or part thereof, of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law, rule, public policy or court determination in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision in any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein. If any court determines that any provision of Paragraphs 4 or 5 hereof is unenforceable because of the duration or scope of such provision, such court shall have the power to reduce the scope or duration of such provision, as the case may be, and, in its reduced form, such provision shall then be enforceable.
14.    Waiver of Jury Trial. As a specifically bargained for inducement for each of the parties hereto to enter into this Agreement (after having the opportunity to consult with counsel), each party hereto expressly waives the right to trial by jury in any lawsuit or proceeding relating to or arising in any way from this Agreement or the matters contemplated hereby.
15.    General Terms and Conditions. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all such counterparts together shall constitute one and the same agreement. Electronic or facsimile copies of this Agreement fully executed shall be deemed an original for all purposes, and the parties waive the “best evidence” rule or any similar law or rule in any proceeding in which this Agreement shall be presented as evidence. This Agreement will be governed by and construed in accordance with the internal laws of the State of Florida, without regard to its conflicts of laws provision. If any legal action or proceeding is commenced to enforce the terms, policies, representations or warranties herein, the prevailing party shall be entitled to recover its attorneys’ fees and costs from the other party. The U.S. District for the Middle District of Florida, or if such court lacks jurisdiction, the Twelfth Judicial Circuit (or its successor) in and for Sarasota County Florida, shall be the venue and exclusive proper forum in which to adjudicate any case or controversy arising either, directly or indirectly, under or in connection with this Agreement. This Agreement constitutes the entire understanding between the Parties with respect to the subject matter hereof. This Agreement may not be changed, altered, modified or amended except in writing signed by both parties. Any termination of this Agreement shall not, however, affect the ongoing provisions of this Agreement which shall survive such termination in accordance with their terms.
16.    Older Workers’ Benefit Protection Act Provisions. In accordance with the requirements of the Older Workers’ Benefits Protection Act, Carlson expressly acknowledges the following:
A.    Consideration. The consideration provided pursuant to this Agreement is in addition to any consideration that he would otherwise be entitled.

B.    Independent Legal Counsel. Carlson has been advised and encouraged to consult with an attorney before signing this Agreement. Carlson acknowledges that if he desired to, Carlson had an adequate opportunity to do so.
C.    Consideration Period. Carlson has 21 calendar days from the date the original Agreement was given to him, March 14, 2016, to consider this Agreement before signing it. The 21 day period expires on April 4, 2016. Carlson may use as much or as little of this 21 day period as Carlson wishes before signing. If Carlson does not sign and return this Agreement within this 21 day period, it will not become effective or enforceable and Carlson will not receive all of the benefits described in this Agreement.
D.    Revocation Period and Effective Date. Carlson has seven (7) calendar days after signing this Agreement to revoke it. To revoke this Agreement after signing it, Carlson must deliver a written notice of revocation to the Company before the seven (7) day period expires. This Agreement shall not become effective until the eighth (8th) calendar day after Carlson signs it (“Revocation Expiration Date”). If Carlson revokes this Agreement, it will not become effective or enforceable and Carlson will not receive the benefits described in this Agreement.
IN WITNESS WHEREOF, the parties hereto have caused this Transition Agreement to be executed as of the date and year first above written.
SUN HYDRAULICS CORPORATION

/s/ Allen J. Carlson                By:    /s/ Philippe Lemaitre
ALLEN J. CARLSON                    Philippe Lemaitre, Chairman of the Board

EXHIBIT A
TRANSITION COMPENSATION

1.    From and after the date on which Allen J. Carlson (“Carlson”) no longer serves as an employee of the Company, in consideration for providing the transition services required under this Agreement and complying with all of the terms thereof, Carlson will receive the following compensation:

A.	for a period of twelve (12) months (the “Transition Services Period”), monthly compensation of $43,000, payable on the first day of each calendar month, beginning April 1, 2016;

B.	for continuation of insurance coverage under COBRA, a lump sum payment of $16,706.26 on April 1, 2016, or such other date as the parties agree; and

C.	the award of the Restricted Shares on April 1, 2016.
2.    Anything to the contrary notwithstanding, all payments required to be made by the Company hereunder to Carlson or his estate or beneficiaries shall be subject to the withholding of such amounts, if any, relating to tax and other payroll deductions as the Company may reasonably determine it should withhold pursuant to applicable law or regulation. In lieu of withholding such amounts, the Company may accept other provisions to the end that it has sufficient funds to pay all taxes required to be withheld in respect of any of such payments.
3.    Notwithstanding anything in this Agreement to the contrary, in the event that payments under this Agreement (the “Termination Payment”), either alone or together with other payments (or the value of other benefits) which Carlson has the right to receive from the Company in connection with a Change in Control, would not be deductible (in whole or in part) by the Company as a result of any Termination Payment constituting a “parachute payment” within the meaning of Section 280G of the Code, the Termination Payment shall be reduced to the largest amount as will result in no portion of the Termination Payment (or such other payments and/or benefits) not being fully deductible by the Company as a result of Section 280G of the Code. The determination of the amount of any such required reduction pursuant to the foregoing provision, and the valuation of any non-cash benefits for purposes of such determination, shall be made exclusively by the firm that was acting as the Company’s auditors prior to the Change in Control (whose fees and expenses shall be borne by the Company, and such determination shall be conclusive and binding).